Exhibit 4.20
    THIS ACKNOWLEDGMENT (the “Acknowledgment and Waiver”), dated as of October 23, 2023, to the NOTE PURCHASE AGREEMENT, dated as of June 30, 2022 (the “Agreement”), by and among MOUNTAINEER GAS COMPANY, a West Virginia corporation (the “Company”), TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA (“TIAA”) and THE LINCOLN NATIONAL LIFE INSURANCE COMPANY (“Lincoln”) (TIAA and Lincoln are together referred to as the “Holders”).

RECITALS

    1.    The Company and Holders entered into the Agreement relating to the private placement of $40 million aggregate principal amount of 4.49% Senior Notes, Series E, with a maturity date of August 16, 2052 (the “Series E Notes”).

    2.    Due to an administrative error, the Company’s interest payment due August 16, 2023 under the Agreement was not paid timely. The Company subsequently made such payment on the day that such administrative error became known to the Company.

    3.    The Company has requested that the Holders agree and acknowledge (consistent with prior discussions) that no Default or Event of Default has arisen under the Agreement solely as a result of or in connection with the late interest payment (the “Interest Payment”) and, to the extent that the Interest Payment was a Default or Event of Default, the Company has requested that the Holders agree to waive any Default and Event of Default arising from the Interest Payment.
    4. This Acknowledgment and Waiver is intended to memorialize all prior discussions between the parties and supersede any prior verbal and written communications between the parties with respect to the subject matter hereof.

    5. Nuveen Alternatives Advisors LLC (“Nuveen”) serves as investment manager to the Holders.

    6. The Holders are willing to so agree and acknowledge on the terms and subject to the conditions set forth herein.

    NOW, THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto hereby agree as follows:

    SECTION 1. Defined Terms. Capitalized terms used but not defined herein (including in the recitals hereto) shall have the meanings assigned to such terms in the Agreement.

    SECTION 2. Acknowledgment and Waiver. Effective as of the Effective Date (as defined below), each Holder hereby agrees and acknowledges that notwithstanding anything to the contrary in the Agreement, no Default or Event of Default has occurred arising solely as a result of the Interest Payment. To the extent that the Interest Payment was to constitute a Default or Event of Default, each Holder hereby agrees to waive any Default or Event of Default arising from the Interest Payment as of the Effective Date. As a result of the aforementioned waiver, the Holders agree that no Default or Event of Default occurred and therefore was not continuing as of or at September 30, 2023.

    SECTION 3. Representations and Warranties. To induce the other parties hereto to enter into this Acknowledgment and Waiver, the Company hereby represents and warrants to the Holders that:

        (a) This Acknowledgment and Waiver has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally, and to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

        (b) On the Effective Date, and after giving effect to this Acknowledgment, the representations and warranties of the Company set forth in the Agreement are true and correct (i) in the case of the representations and warranties qualified as to materiality, in all respects and (ii) otherwise, in all material respects, in each case as though made on and as of the Effective Date, except in the case of any such representation and warranty that expressly relates to a prior date, in which case such representation and warranty is so true and correct on and as of such prior date.

        (c) On and as of the Effective Date, and after giving effect to this Acknowledgment and Waiver, no Default or Event of Default has occurred and is continuing.

    SECTION 4. Effectiveness. This Acknowledgment and Waiver shall be effective as of August 16, 2023 (the “Effective Date”).

    SECTION 5. Expenses. The Company agrees to reimburse the Holders for its reasonable and documented out-of-pocket expenses in connection with this Acknowledgment and Waiver.

    SECTION 6. Miscellaneous.

        (a) Effect of Acknowledgment. Except as expressly amended hereby, the Agreement shall continue in full force and effect in accordance with the provisions thereof on the date hereof, and this Acknowledgment and Waiver shall not be deemed to waive or amend any provision of the Agreement except as expressly set forth herein in connection with the Interest Payment. This Acknowledgment and Waiver supersedes any and all prior verbal and written communications between the parties with respect to the Interest Payment and explicitly confirms that the Holders agree that there was no Default or Event of Default at (i) August 16, 2023 or (i) September 30, 2023.

        (b) Counterparts. This Acknowledgment and Waiver may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto. Delivery of an executed counterpart of a signature page of this Acknowledgment and Waiver by telecopy, emailed .pdf or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Acknowledgment and Waiver. The words “execution”, “signed”, “signature”, “delivery” and words of like import in or relating to this Acknowledgment and Waiver shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be.

        (c) Governing Law. This Acknowledgment and Waiver shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York, excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

[Signature Pages to Follow]

    IN WITNESS WHEREOF, the parties hereto have caused this Acknowledgment and Waiver to be executed as of the date first above written.

MOUNTAINEER GAS COMPANY

By:    /s/ Scott F. Klemm
Name:    Scott F. Klemm
Title:    V.P. & Chief Regulatory Officer,
    Assistant Treasurer

TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA, a New York domiciled life insurance company

By: Nuveen Alternatives Advisors LLC, a Delaware limited liability company, its investment manager

By:    /s/ Matthew W. Smith
Name: Matthew W. Smith
Title: Managing Director

THE LINCOLN NATIONAL LIFE INSURANCE COMPANY
By: Nuveen Alternatives Advisors LLC, a Delaware limited liability company, its investment manager

By:    /s/ Matthew W. Smith
Name: Matthew W. Smith
Title: Managing Director

4